EXHIBIT 3.3

                           CERTIFICATE OF AMENDMENT

                                    TO THE

                          CERTIFICATE OF INCORPORATION

                                      OF

                                 Q-MATRIX INC.


     Pursuant to the provisions of the General Corporation Law of Delaware, the undersigned Corporation adopts the following Certificate of Amendment to its Certificate of Incorporation:

     FIRST:  The name of the Corporation is Q-MATRIX INC.

     SECOND: The amendment to the Corporation Certificate of Incorporation, as amended, set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and has been consented to in writing by the stockholders in accordance with Section 228 of the Delaware General Corporation Law and has been consented to in writing by the stockholders in accordance with Section 228 of the Delaware General Corporation Law.

     THIRD: Article I of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:

                             " ARTICLE I - NAME

          The name of the Corporation is American TonerServ Corp."

     IN WITNESS WHEREOF, the Corporation has caused this Certificated to be executed by Frank Sanchez, its authorized officer, on this 28th day of December, 2004.


                                    /s/ Frank Sanchez
                                    Frank Sanchez, Secretary


                                                      State of Delaware
                                                      Secretary of State
                                                   Division of Corporations
                                                Delivered 04:34 PM 01/03/2005
                                                   FILED 04:34 PM 01/03/2005
                                                 SRV 050002153 - 3555928 FILE